UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2016

Bionik Laboratories Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 8, 2016, Bionik Laboratories Corp. (the “Registrant”) issued a press release publicly announcing the appointment of Timothy A. McCarthy, age 51, as the Registrant’s new Chief Commercialization Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on 8-K, and which is incorporated by reference herein.

From January 2014 through July 2016, Mr. McCarthy was the Chief Executive Officer of Medical Compression Systems, Inc., a Concord, Massachusetts-based medical device company developing smart compression treatments that enhance arterial, venous and lymphatic circulation, where he led a commercial stabilization and turnaround effort in order to prepare it for a M&A transaction in 2016. Prior to that, from December 2009 through May 2014, Mr. McCarthy was the President and Chief Executive Officer of iWalk, Inc., a medical robotics company commercializing the M.I.T. invented BiOM T2 System; an actively powered lower limb bionic prosthesis to normalize gait. From April 2000 through November 2009, he held various positions at Ossur Americas (formerly Flex Foot), a leading global company in non-invasive orthopedics, culminating in the position of Vice President of Sales and Marketing (2003-2009). Prior to that, from January 1997 through March 2000, Mr. McCarthy was a Vice President/Principal of Northeast Rehab, Inc. and OMEX, Inc., a regional distributor of post-operative orthopedic rehabilitation products and DME billing services. From 1991 through 1997, he was first Area Sales Manager and then Regional Sales Manager for The Chattanooga Group, Inc., which represents itself as the world’s largest manufacturer of rehabilitation products for the treatment of orthopedic, neurological, and soft tissue disorders.

Mr. McCarthy graduated cum laude from Northeastern University with a BS in Business Administration, and received his MBA from the University of California, Los Angeles.

The Registrant entered into an Employment Agreement with Mr. McCarthy, effective as of August 8, 2016, his first day of employment (the “Employment Agreement”).

Mr. McCarthy shall be employed by the Registrant until terminated pursuant to the termination provisions described in the Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. McCarthy shall receive an annual base salary of $260,000 per annum. The annual base salary shall be reviewed on an annual basis. Mr. McCarthy may be entitled to receive an annual bonus of up to 50% of annualized actual base salary, based on performance in the previous fiscal year. He is also entitled to participate in the Registrant’s equity incentive plan, and shall be granted incentive options to purchase an aggregate of 750,000 shares of the Registrant’s common stock, at an exercise price per share equal to the fair market value of the Registrant’s common stock on August 8, 2016, the date of grant, and which shall vest equally over a 3 year period commencing one year from the date of grant and in the two subsequent years on the anniversary of the grant date.

In the event Mr. McCarthy’s employment is terminated as a result of death, Mr. McCarthy’s estate would be entitled to receive any earned base salary and accrued vacation earned up to the date of death.

In the event Mr. McCarthy’s employment is terminated as a result of disability, Mr. McCarthy would be entitled to receive the annual salary, accrued vacation, and benefits through the date of termination.

In the event Mr. McCarthy’s employment is terminated by the Registrant for cause, as defined in the Employment Agreement, Mr. McCarthy would be entitled to receive his unpaid base salary incurred up to the date of termination.

In the event Mr. McCarthy’s employment is terminated by the Registrant without cause, he would be entitled to receive 6 months’ salary and benefits, plus accrued vacation and pro-rata bonus.

Mr. McCarthy may terminate the Employment Agreement and his employment at any time, for any reason, provided that he provides the Registrant with 60 days’ prior written notice. In case of “good reason” (as defined in the Employment Agreement), the Registrant shall pay to Mr. McCarthy: (i) 6 months’ salary and benefits; and (ii) accrued vacation time if any; provided that the Registrant shall not be required to pay the 6 months’ salary and benefits in the event the Registrant elects to enforce the non-competition provisions of the Employment Agreement and pays to Mr. McCarthy as a result of such enforcement, no less than that amount in base salary.

The Employment Agreement contains customary non-competition, non-solicitation and non-disparagement provisions in favor of the Registrant. Mr. McCarthy also agreed to customary terms regarding confidentiality and ownership of intellectual property.

The foregoing is intended only to be a summary of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on 8-K, and which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following documents are furnished herewith as exhibits to this report:

Exhibit Number	Description of Exhibit
10.1	Employment Agreement with Timothy A. McCarthy
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 8, 2016

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer

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